EXHIBIT 99.1

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977) SIDNEY B. McNAIR, CPA (1954-1992)
RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHELSEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 17, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Newnan Coweta Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of Newnan Coweta Bancshares, Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newnan Coweta Bancshares, Inc. and Subsidiary as of December 31, 2004 and 2003 and the results of operations and cash flows for each of the years in the two-year period ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS

	2004	2003
Cash and Cash Equivalents
Cash and Due from Banks	$2,378,798	$1,799,553
Federal Funds Sold	5,633,000	5,223,000

	8,011,798	7,022,553

Investment Securities Available for Sale, at Fair Value	4,107,656	5,481,934

Restricted Stocks, at Cost	721,700	452,400

Loans	123,316,824	97,966,225
Allowance for Loan Losses	(1,606,399)	(1,218,260)

	121,710,425	96,747,965

Premises and Equipment	4,339,361	3,219,456

Other Assets	2,901,178	721,591

Total Assets	$141,792,118	$113,645,899

The accompanying notes are an integral part of these consolidated balance sheets.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2004	2003
Deposits
Noninterest-Bearing	$10,266,591	$7,562,657
Interest-Bearing	114,739,854	95,410,745

	125,006,445	102,973,402

Other Borrowed Funds	5,000,000	—

Other Liabilities	444,925	570,499

Stockholders’ Equity
Common Stock, No Par Value, 5,000,000 Shares Authorized; 900,000 Shares Issued and Outstanding	8,979,916	8,979,916
Retained Earnings	2,338,393	1,066,641
Accumulated Other Comprehensive Income	22,439	55,441

	11,340,748	10,101,998

Total Liabilities and Stockholders’ Equity	$141,792,118	$113,645,899

The accompanying notes are an integral part of these consolidated balance sheets.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2004	2003
Interest Income
Loans, Including Fees	$7,510,417	$5,739,493
Taxable Securities	182,511	254,598
Federal Funds Sold	66,683	66,795

	7,759,611	6,060,886

Interest Expense
Deposits	2,497,367	2,201,336
Other Borrowings	23,176	477

	2,520,543	2,201,813

Net Interest Income	5,239,068	3,859,073

Provision for Loan Losses	382,105	365,681

Net Interest Income After Provision for Loan Losses	4,856,963	3,493,392

Noninterest Income
Service Charges on Deposit Accounts	266,330	240,866
Securities Gains, Net	—	4,796
Mortgage Origination Fees	212,083	135,149
Other	159,076	62,598

	637,489	443,409

Noninterest Expenses
Salaries and Employee Benefits	1,764,799	1,326,753
Equipment and Occupancy Expenses	455,196	301,909
Other	1,124,265	945,766

	3,344,260	2,574,428

Income Before Income Taxes	2,150,192	1,362,373

Income Taxes	788,440	504,195

Net Income	$1,361,752	$858,178

Basic Earnings Per Share	$1.51	$0.95

Diluted Earnings Per Share	$1.47	$0.94

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2004	2003
Net Income	$1,361,752	$858,178

Other Comprehensive Income (Loss)
Unrealized Holding Losses Arising During Period, Net of Tax Benefits of $22,066 and $30,622, Respectively	(33,002)	(52,961)
Reclassification Adjustments for Gains Realized in Net Income, Net of Taxes of $0 and $1,822, Respectively	—	(2,974)

Other Comprehensive Loss	(33,002)	(55,935)

Comprehensive Income	$1,328,750	$802,243

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Paid In
Balance, December 31, 2002	900,000	$8,979,916	$208,463	$111,376	$9,299,755

Net Income	—	—	858,178	—	858,178
Other Comprehensive Income	—	—	—	(55,935)	(55,935)

Balance, December 31, 2003	900,000	8,979,916	1,066,641	55,441	10,101,998

Net Income	—	—	1,361,752	—	1,361,752
Cash Dividends	—	—	(90,000)	—	(90,000)
Other Comprehensive Income	—	—	—	(33,002)	(33,002)

Balance, December 31, 2004	900,000	$8,979,916	$2,338,393	$22,439	$11,340,748

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2004	2003
Cash Flow from Operating Activities
Net Income	$1,361,752	$858,178
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	208,506	156,012
Provision for Loan Losses	382,105	365,681
Amortization and Accretion	72,010	115,627
Deferred Income Taxes	(81,160)	(52,667)
Gain on Sales of Securities	—	(4,796)
Increase in Interest Receivable	(42,490)	(91,513)
Increase (Decrease) in Interest Payable	81,198	(57,464)
Increase (Decrease) in Income Taxes Payable	(196,546)	(69,729)
Net Other Operating Activities	(38,063)	(16,972)

	1,747,312	1,202,357

Cash Flow from Investing Activities
(Increase) Decrease in Interest-Bearing Deposits at Other Financial Institutions	—	1,090,252
Purchases of Securities Available for Sale	(1,790,980)	—
Proceeds from Sale of Securities Available for Sale	—	2,011,250
Proceeds from Maturities of Securities Available for Sale	3,038,180	1,869,662
Purchase of Federal Home Loan Bank Stock	(269,300)	(104,200)
Purchase of Federal Reserve Bank Stock	—	(24,000)
Net (Increase) Decrease in Federal Funds Sold	(410,000)	(5,223,000)
Net Increase in Loans	(25,350,599)	(27,382,538)
Purchase of Premises and Equipment	(1,328,411)	(703,674)
Purchase of Bank Owned Life Insurance	(2,000,000)	—

	(28,111,110)	(28,466,248)

Cash Flow from Financing Activities
Net Increase in Deposits	22,033,043	27,496,396
Net Increase (Decrease) in Federal Funds Purchased	—	(397,000)
Increase in Other Borrowings	5,000,000	—
Dividends Paid	(90,000)	—

	26,943,043	27,099,396

Net Increase (Decrease) in Cash and Due from Banks	579,245	(164,495)

Cash and Due from Banks, Beginning	1,799,553	1,964,048

Cash and Due from Banks, Ending	$2,378,798	$1,799,553

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2004	2003
Supplemental Disclosure
Cash Paid (Received) During the Year for
Interest	$2,439,345	$2,259,277

Income Taxes	$1,085,161	$629,296

Noncash Investing Activities

Change in Unrealized Gain (Loss) On Securities Available for Sale	$55,068	$88,379

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Nature of Business

Newnan Coweta Bancshares, Inc. (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Newnan Coweta Bank (the Bank). The Bank is a commercial bank with the main office and one branch located in Newnan, Coweta County, Georgia. The Bank also has a loan production office located in Peachtree City, Fayette County, Georgia. The Bank provides a full range of banking services in its primary market area of Coweta County and the surrounding counties. The Bank is a state-chartered member of the Federal Reserve System.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred income taxes, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, deposits, federal funds purchased and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $0 and $478,000 at December 31, 2004 and 2003, respectively.

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect.

The amortization of premiums and accretion of discounts are recognized in interest income using methods which approximate the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted Stocks

Restricted stocks consist of investments in stocks of a Federal Home Loan Bank (FHLB) and a Federal Reserve Bank (FRB), required for every federally insured institution that utilized their services. FHLB and FRB stocks are considered restricted, as defined in Statement of Financial Accounting Standards (SFAS) No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to these investments. The FHLB and FRB stocks are reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

Loans

Loans are reported at their outstanding principal balances less deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method that approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

(1) Summary of Significant Accounting Policies (Continued)

Loans (Continued)

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, reviews of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

(1) Summary of Significant Accounting Policies (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and warrants.

Stock-Based Compensation Plans

The Company has two stock-based compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based compensation cost is reflected in net income, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation for the years ended December 31:

	2004	2003
Net Income, as Reported	$1,361,752	$858,178
Total Stock Based Compensation Expense Determined Under Fair Value Based Method for all Awards, Net of Related Tax Effects	23,593	23,593

Proforma Net Income	$1,338,159	$834,585

Earnings Per Share

Basic, as Reported	$1.51	$0.95

Basic, Proforma	$1.49	$0.93

Diluted, as Reported	$1.47	$0.94

Diluted, Proforma	$1.45	$0.92

(1) Summary of Significant Accounting Policies (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheet; such items, along with net income, are components of comprehensive income.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, (EITF 03-1) was issued in late 2003 with an effective date of March 31, 2004. EITF 03-1 provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other than temporarily impaired.

On September 30, 2004, the FASB delayed indefinitely the effective date for the measurement and recognition guidance contained in EITF 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature or to disclose certain information on impaired investments. The application of the guidance originally included in EITF 03-1 would not have had a material effect on the Company’s financial condition or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which is an Amendment of FASB Statement Nos. 123 and 95. SFAS No. 123R changes, among other things, the manner in which share-based compensation, such as stock options, will be accounted for by both public and nonpublic companies, and will be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally will be measured at fair value at the grant date. The grant date fair value will be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost will be recognized over the requisite service period, often the vesting period, and will be remeasured subsequently at each reporting date through settlement date.

The changes in accounting will replace existing requirements under SFAS No. 123, Accounting for Stock-Based Compensation, and will eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, which does not require companies to expense options if the exercise price is equal to the trading price at the date of grant. The accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans, would remain unchanged.

(2) Securities

The amortized cost and fair value of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2004
U.S. Government Agencies	$3,858,138	$33,502	$—	$3,891,640
Mortgage Backed Securities	213,326	2,690	—	216,016

	$4,071,464	$36,192	$—	$4,107,656

December 31, 2003
U.S. Government Agencies	$4,786,980	$75,881	$—	$4,862,861
Mortgage Backed Securities	603,694	15,379	—	619,073

	$5,390,674	$91,260	$—	$5,481,934

Securities with a carrying value of approximately $1,611,990 and $3,371,000 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

The amortized cost and fair value of securities available for sale as of December 31, 2004 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized Cost	Fair Value
Due in One Year or Less	$—	$—
Due After One Year Through Five Years	3,858,138	3,891,640
Due After Five Years Through Ten Years	—	—
Mortgage Backed Securities	213,326	216,016

	$4,071,464	$4,107,656

Gross gains on the sales of securities available for sale were $4,796 for the year ended December 31, 2003. There were no sales of securities during the year ended December 31, 2004.

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2004 and 2003, there were no investment securities in a loss position.

(3) Loans

The composition of loans as of December 31 is summarized as follows:

	2004	2003
Commercial and Financial	$18,676,016	$17,213,976
Real Estate–Construction	36,411,916	20,680,292
Real Estate–Mortgage	65,577,029	57,176,967
Consumer Installment and Other	2,806,343	3,026,120

	123,471,304	98,097,355

Deferred Loan Fees	(154,480)	(131,130)
Allowance for Loan Losses	(1,606,399)	(1,218,260)

	$121,710,425	$96,747,965

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2004	2003
Balance, Beginning	$1,218,260	$853,917
Provision for Loan Losses	382,105	365,681
Loans Charged Off	(13,781)	(5,967)
Recoveries of Loans Previously Charged Off	19,815	4,629

Balance, Ending	$1,606,399	$1,218,260

Management has identified no amounts of impaired loans as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as of and for the years ended December 31, 2004 and 2003. Loans past due 90 days and still accruing interest totaled $299 on December 31, 2004. Nonaccrual loans on December 31, 2004 totaled $269,916. There were no nonaccrual loans or loans past due greater than 90 days and still accruing as of December 31, 2003.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction, and repayment terms are customary for the type of loan. Changes in related party loans are shown below as of December 31:

	2004	2003
Balance, Beginning	$4,167,335	$3,524,067
Advances	2,932,369	2,028,885
Repayments	(2,816,658)	(1,385,617)

Balance, Ending	$4,283,046	$4,167,335

(4) Premises and Equipment

Premises and equipment as of December 31 is summarized as follows:

	2004	2003
Land and Improvements	$1,629,775	$483,310
Buildings	2,375,435	2,369,575
Construction in Process	38,472	—
Furniture and Equipment	943,825	806,211

	4,987,507	3,659,096
Accumulated Depreciation	(648,146)	(439,640)

	$4,339,361	$3,219,456

Leases

The Company leases the land for the branch facility under a noncancelable operating lease with an initial lease term of five years with three five-year renewal options. The Company will be responsible for utilities, property taxes, insurance and routine maintenance.

Future minimum lease payments on the lease are summarized as follows:

Year Ending December 31	Amount
2005	$18,000
2006	18,000
2007	18,000
2008	3,000
2009	—

$57,000

The Company also leases office space for a loan production office in Peachtree City, Georgia on a month-to-month basis. The rent for this location is currently $3,595 per month.

Rental expense under all operating leases totaled $63,545 and $25,681 for the years ended December 31, 2004 and 2003, respectively.

(5) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $10,876 and $12,100 as of December 31, 2004 and 2003, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2004	2003
Interest Bearing Demand	$18,956,925	$24,500,077
Savings	6,338,555	921,005
Time, $100,000 and Over	30,686,473	23,977,709
Other Time	58,757,901	46,011,954

Balance, Ending	$114,739,854	$95,410,745

The aggregate amount of short-term time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $14,074,422 and $19,005,839, respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

Year	Amount
2005	$43,265,119
2006	27,620,904
2007	15,411,339
2008	3,094,316
2009	52,696

$89,444,374

(6) Other Borrowings

The Company has a line of credit in the amount of $2,275,000 from a bank with interest payable quarterly at prime less .50 percent or 4.75 percent at December 31, 2004. The line of credit is collateralized by 900,000 shares of Newnan Coweta Bank stock. As of December 31, 2004, there have been no advances on this line of credit.

During 2004, Newnan Coweta Bank executed a borrowing agreement with the Federal Home Loan Bank of Atlanta to provide reliable, attractively priced funds as a funding source for the bank’s growth. The line of credit is secured by loans originated by Newnan Coweta Bank and held in its portfolio. The Federal Home Loan Bank determines the eligibility of each loan as qualifying collateral to secure this line of credit. At December 31, 2004, Newnan Coweta Bank had advances of $5,000,000 at an interest rate of 2.15 percent maturing on August 4, 2005. The lending collateral value was $13,961,354, of which $8,961,354 was available.

(7) Employee and Director Benefits

Stock Options

The Company has a stock option plan which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the board of directors. The plan provides for a total of 150,000 options to purchase common shares of the Company. As of December 31, 2004 and 2003, 45,000 options under the plan have been granted.

Other pertinent information related to the options for the years ended December 31:

	2004		2003
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Options Outstanding, Beginning	45,000	$10.00	45,000	$10.00
Granted	—	—	—	—
Exercised	—	—	—	—

Options Outstanding, Ending	45,000	$10.00	45,000	$10.00

Exercisable, Ending	36,000	$10.00	27,000	$10.00

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding, Ending	45,000	$10.00	5.5 Years

Exercisable, Ending	36,000	10.00	5.5 Years

Stock Warrants

In recognition of the efforts and financial risks undertaken by the Company’s organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company’s common stock. The warrants vest over a three-year period from the date the Bank was incorporated and are exercisable in whole or in part during the ten-year period following the incorporation date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. At December 31, 2004 and 2003, there were 40,000 warrants outstanding and exercisable.

(7) Employee and Director Benefits (Continued)

Stock Warrants (Continued)

Other pertinent information related to the warrants for the years ended December 31:

	2004		2003
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Warrants Outstanding, Beginning	40,000	$10.00	40,000	$10.00
Granted	—	—	—	—
Exercised	—	—	—	—

Warrants Outstanding, Ending	40,000	$10.00	40,000	$10.00

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and Exercisable, Ending	40,000	$10.00	4 Years

401(k) Profit Sharing Plan

The Company has a 401(k) Profit Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense totaled $7,309 and $3,010 for the years ended December 31, 2004 and 2003, respectively.

(8) Income Taxes

Income tax expense consists of the following for the years ended December 31:

	2004	2003
Current Federal Expense	$785,841	$516,141
Deferred Federal Benefit	(81,160)	(52,667)

Federal Income Tax Expense	704,681	463,474
Current State Income Tax Expense	83,759	40,721

	$788,440	$504,195

(8) Income Taxes (Continued)

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	2004	2003
Statutory Federal Income Taxes	$731,065	$463,207
State Taxes	(30,474)	(23,826)
Officer Life Insurance	(17,003)	—
Other	21,093	24,093

Actual Federal Income Taxes	$704,681	$463,474

The components of deferred income taxes as of December 31 are as follows:

	2004	2003
Deferred Tax Assets
Loan Loss Reserves	$456,255	$326,339
Preopening and Organization Expenses	12,938	44,531

	469,193	370,870

Deferred Tax Liabilities
Depreciation	91,880	74,717
Securities Available for Sale	13,753	35,819

	105,633	110,536

Net Deferred Tax Assets	$363,560	$260,334

(9) Earnings Per Share

Presented below is a summary of the components used to calculate basic and diluted earnings per share for the years ended December 31:

	2004	2003
Basic Earnings Per Share
Weighted Average Common Shares Outstanding	900,000	900,000

Net Income	$1,361,752	$858,178

Basic Earnings Per Share	$1.51	$0.95

Diluted Earnings Per Share
Weighted Average Common Shares Outstanding	900,000	900,000
Net Effect of the Assumed Exercise of Stock Options Based on the Treasury Stock Method Using Average Market Prices for the Year	24,588	11,215

Total Weighted Average Common Shares and Potential Common Shares Outstanding	924,588	911,215

Net Income	$1,361,752	$858,178

Diluted Earnings Per Share	$1.47	$0.94

(10) Commitments and Contingencies

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments for the years ended December 31 is as follows:

	2004	2003
Commitments to Extend Credit	$25,519,907	$13,639,000
Letters of Credit	497,298	18,200

	$26,017,205	$13,657,200

(10) Commitments and Contingencies (Continued)

Loan Commitments (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deemed necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

(11) Concentrations of Credit

The Company originates primarily commercial, residential and consumer loans to customers in Coweta County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Seventy-nine percent of the Company’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25 percent of statutory capital, as defined, or approximately $2,700,000.

(12) Regulatory Matters

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, approximately $680,876 of retained earnings was available for dividend declaration without regulatory approval.

The Company and the Bank are also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004 and 2003, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are no applicable to bank holding companies.

(12) Regulatory Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(In Thousands)
December 31, 2004

Total Capital to Risk-Weighted Assets
Consolidated	$12,925	10.00%	$10,344	8.00%	$	N/A	N/A	%
Bank	12,905	9.98	10,344	8.00		12,931	10.00
Tier 1 Capital to Risk-Weighted Assets
Consolidated	11,319	8.75	5,172	4.00		N/A	N/A
Bank	11,299	8.74	5,172	4.00		7,757	6.00
Tier 1 Capital to Average Assets
Consolidated	11,319	8.29	5,459	4.00		N/A	N/A
Bank	11,299	8.28	5,459	4.00		6,823	5.00

December 31, 2003

Total Capital to Risk-Weighted Assets
Consolidated	11,265	11.19	8,051	8.00		N/A	N/A
Bank	11,254	11.18	8,051	8.00		10,064	10.00
Tier 1 Capital to Risk-Weighted Assets
Consolidated	10,047	9.98	4,026	4.00		N/A	N/A
Bank	10,036	9.97	4,026	4.00		6,038	6.00
Tier 1 Capital to Average Assets
Consolidated	10,047	8.32	4,832	4.00		N/A	N/A
Bank	10,036	8.31	4,832	4.00		6,040	5.00

(13) Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

(13) Fair Value of Financial Instruments (Continued)

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions and Federal Funds Sold - The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold approximates fair value.

Securities - Fair values of securities is based on available quoted market prices. The carrying amount of equity securities, including restricted equity securities, with no readily determinable fair value approximates fair value.

Loans - The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits - The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Federal Funds Purchased - The carrying amounts of federal funds purchased approximate fair value.

Accrued Interest - The carrying amounts of accrued interest approximate their fair value.

Off-Balance Sheet Instruments - The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash Due from Banks, Interest-Bearing Deposits at Other Financial Institutions	$8,011,798	$8,011,798	$7,022,553	$7,022,553
Securities Available for Sale	4,107,656	4,107,656	5,481,934	5,481,934
Restricted Stocks	721,700	721,700	452,400	452,400
Loans	121,710,425	121,394,000	96,747,965	97,133,000
Accrued Interest Receivable	533,424	533,424	490,934	490,934

Liabilities
Deposits	125,006,445	123,689,000	102,973,402	102,795,000
Other Borrowed Funds	5,000,000	5,000,000	—	—
Accrued Interest Payable	430,441	430,441	349,243	349,243

(14) Supplemental Financial Data

Components of other operating expenses in excess of one percent of total revenue for the years ended December 31 are as follows:

	2004	2003
Professional fees	$149,379	$116,750
Advertising and business development	75,948	55,706
Data processing fees	384,358	321,171
Office supplies	41,253	62,334
Director fees	105,850	100,600

(15) Financial Information of Newnan Coweta Bancshares, Inc. (Parent Company Only)

NEWNAN COWETA BANCSHARES, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2004	2003
ASSETS

Cash	$22,296	$10,823
Investment in Subsidiary	11,321,018	10,091,175

Total Assets	$11,343,314	$10,101,998

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other Liabilities	$2,566	$—

Stockholders’ Equity
Common Stock, No Par Value, 5,000,000 Shares Authorized; 900,000 Shares Issued and Outstanding	8,979,916	8,979,916
Retained Earnings	2,338,393	1,066,641
Accumulated Other Comprehensive Income	22,439	55,441

	11,340,748	10,101,998

Total Liabilities and Stockholders’ Equity	$11,343,314	$10,101,998

(15) Parent Company Financial Information (Continued)

NEWNAN COWETA BANCSHARES, INC. (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2004	2003
Income
Dividends from Subsidiaries	$100,000	$—
Interest	359	268

	100,359	268

Expenses
Other	10,715	1,000

	10,715	1,000

Income (Loss) Before Income Tax Benefit and Equity in Undistributed Earnings of Subsidiaries	89,644	(732)

Income Tax Benefit	9,263	—

Income (Loss) Before Equity in Undistributed Earnings of Subsidiaries	98,907	(732)

Equity in Undistributed Earnings of Subsidiaries	1,262,845	858,910

Net Income	1,361,752	858,178

Other Comprehensive Income (Loss)
Unrealized Holding Losses Arising During Period, Net of Tax Benefits of $22,066 and $30,622, Respectively	(33,002)	(52,961)
Reclassification Adjustments for Gains Realized in Net Income, Net of Taxes $0 and $1,822, Respectively	—	(2,974)

	(33,002)	(55,935)

	$1,328,750	$802,243

(15) Parent Company Financial Information (Continued)

NEWNAN COWETA BANCSHARES, INC. (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2004	2003
Cash Flows from Operating Activities
Net Income	$1,361,752	$858,178
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Equity in Earnings of Subsidiaries	(1,262,845)	(858,910)
Net Other Operating Activities	2,566	1,225

	101,473	493
Cash Flows from Financing Activities
Dividends Paid	(90,000)	—

Increase in Cash	11,473	493

Cash, Beginning	10,823	10,330

Cash, Ending	$22,296	$10,823